Exhibit 3.1

      NUMBER                                                      SHARES

       0001                                                       600,000


                        PRECISION PLASTICS MOLDING, INC.

THIS CERTIFIES that DIAMOND EQUITIES, INC. is the owner of Six Hundred Thousand Common fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

     IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated 6-15-98                        Officer's    /s/ David D. Westfere
                                     Signature    ------------------------------